Exhibit 10.45

LETTER AGREEMENT

This LETTER AGREEMENT (“Agreement”) is made between Azco Mining Inc. (“AZCO”), a company registered in Delaware and Metallica Ventures, LLC (Metallica), a company registered in Wyoming (also a “Party” or the “Parties”).

THIS AGREEMENT WITNESSES that in consideration of the mutual promises and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, THE PARTIES HERETO AGREE AS FOLLOWS:

1.

In return for consideration that AZCO shall pay or cause to be paid to Metallica, Metallica shall enter into the Assignment and Assumption of Planet Lease Agreement (“Assignment Agreement”) with AZCO.  The consideration paid to Metallica shall consist of:  A) ten thousand dollars ($10,000); and B) two million (2,000,000) shares of AZCO common stock which shall be issued to W. Pierce Carson and which shall carry “piggyback” registration rights.

2.

Metallica has made lease payments current to the payment due September 5, 2005.  AZCO shall make lease payments commencing with the payment due October 5, 2005.

3.

AZCO shall pay all outstanding taxes due under the lease.

4.

Time is of the essence in this Agreement.

5.

If any litigation arises between the Parties relating to this Agreement, the losing Party shall pay the prevailing Party’s costs and expenses of litigation, including, but not limited to, reasonable attorneys’ fees.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and effective as of the 22nd day of September, 2005.

Azco Mining Inc.

Metallica Ventures, LLC

By:_________________________

By:_________________________

Its:_________________________

Its:_________________________